Exhibit 23.1

January 21, 2005

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Alternet Systems, Inc. – S-8 Registration of 5,000,000 shares under the Company’s 2005 Retainer Stock Plan

Dear Sir/Madame:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in the Form S-8 Registration Statement dated January 21, 2005, of the following:

Our report dated March 26, 2004 to the Stockholders and Board of Directors on the consolidated financial statements of the Company as at December 31, 2003 and 2002 and for the years then ended and for the period from October 13, 2000 (inception) to December 31, 2003 included in the Company’s filing on Form 10-KSB.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants